Exhibit 99

TITAN ANNOUNCES EXPIRATION OF PUT OPTION FOR GOODYEAR FRANCE

QUINCY, Ill. - December 1, 2011 - Titan International, Inc (NYSE: TWI) announces that the put option Goodyear had for the Amiens France facility has expired on November 30, 2011.  Goodyear and Titan had entered into an agreement in 2009 for Titan to acquire Goodyear’s Latin America farm tire business and their European farm tire business.  The parties closed on the Latin America transaction on April 1, 2011.  The European farm business and related put option contained a clause that Goodyear had to have a social plan for the closing of the passenger car business in Amiens France leaving 537 jobs in the farm business.  The factory unions have been successful in the French labor courts holding up such plans for a number of years.

 “It shows how screwed up things are in France when a company tries to save jobs,” commented Maurice Taylor, Chairman and CEO of Titan International.  “Titan has other acquisitions that have been on hold while the put option was still active.  Now Titan will pursue those options instead of waiting for the French union to start thinking about their members.  Titan spent a lot of time and money trying to get Goodyear’s social plan approved but only a non business person would understand the French labor rules.   The French workers are very good at what they do when they work but as I told the union personnel, you cannot get paid seven hours for three hours of work.”

Titan will announce guidance goals for 2012 on Friday, December 9, 2011 with a conference call to follow to answer any questions on Tuesday, December 13, 2011.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773